EXHIBIT 10.1

FORM OF

BAYLAKE BANK

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (this “Agreement”) is entered into this ___ day of _________, 2008, by and between Baylake Bank (the “Bank”) and ________________ (the “Executive”). All terms not otherwise defined herein are defined on Exhibit A of this Agreement.

RECITALS

The Executive is employed by the Bank in an executive capacity. The Bank is entering into this Agreement to provide severance to the Executive in the event that the Executive’s employment with the Bank is terminated without Cause, or by the Executive for Good Reason, after the occurrence of a Change of Control of Baylake Corp. (the “Parent”) so that if such a Change of Control is anticipated, the Executive will be able to focus on the Bank’s business without distraction.

1.                  Severance Benefit. If the Executive’s employment with the Bank is terminated without Cause, or if the Executive terminates his employment for Good Reason, within 12 months after the occurrence of a Change of Control, he will be entitled to the following:

(a)           Accrued Obligations. Within 20 days after the termination of employment occurs, payment of the Executive’s then current base salary through the termination date, any benefits accrued under the applicable Bank plans through the termination date and any annual incentive payment for the year prior to the year in which the Executive’s employment terminates which has been accrued but not paid (hereafter, jointly, the “Accrued Obligations”), except if the terms of the applicable plans provide otherwise;

(b)           Cash Lump-Sum Payment. A cash lump-sum payment equal to ___ times the sum of (i) the greater of the Executive’s annual base salary when the Change of Control occurs or when his/her employment terminates, (ii) the greater of (A) the target bonus to which the Executive would be entitled for the year in which the Change of Control occurs under the Bank’s or the Parent’s annual incentive plan, (B)  the target bonus to which the Executive would be entitled for the year in which the termination of employment occurs under the Bank’s or the Parent’s annual incentive plan, or (C) the annual incentive bonus which the Executive received which was attributable to services rendered during the year prior to the year in which the termination of employment occurs, and (iii) an amount equal to the contribution by the Bank or the Parent to any ERISA qualified retirement plan(s) on behalf of the Executive for the year prior to the year in which the termination of employment occurs. Such cash lump sum payment shall be paid to the Executive within 20 days after the termination of employment occurs, except as provided in the following sentence. If The Bank determines that the Executive is a “specified employee” within the meaning of Section 409A(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) at the time of termination of employment, and payments to the Executive do not fit under the “short term deferral” or “separation pay plan” exceptions to Section 409A coverage contained in Treas. Reg. §1.409A 1(b)(4) and §1.409A 1(b)(9), respectively, then the Bank will delay such payments to the minimum extent necessary to avoid the 20% penalty tax under Code Section 409A. Any such delayed payments shall be paid to Executive on the first day of the seventh month after Executive’s termination of employment, and will bear interest from the date such payments were due under this Agreement to the date of payment at the applicable Federal short term rate under Section 1234(d) of the Code, as established by the IRS for the month in which the Executive’s employment terminated.

(c)           Health Insurance Continuation. If the Executive properly elects continued medical and dental coverage under COBRA, payment by the Bank of a dollar amount of the monthly premiums for the initial 12 months of the COBRA period such that the Executive’s share of the monthly premiums is the same as it would be if he were an active employee, provided, however, if the Executive become eligible for medical and/or dental coverage from another employer, this benefit shall cease.

2.                 Cut-Back to Avoid Parachute Tax Exposure. Notwithstanding any other provision of this Agreement, if any portion of the payments owing under Section 1 of this Agreement, or under any other agreement with or plan of the Parent or the Bank (in the aggregate “Total Payments”), would constitute an “excess parachute payment,” then the Total Payments to be made to the Executive shall be reduced such that the value of the aggregate Total Payments that the Executive is entitled to receive shall be One Dollar ($1) less than the maximum amount which the Executive may receive without becoming subject to the parachute tax imposed by Section 4999 of the Code (or any successor provision) or which the Bank may pay without loss of deduction under Section 280G(a) of the Code (or any successor provision). For purposes of this Agreement, the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Section 280G of the Code (or any successor provision), and such “parachute payments” shall be valued as provided therein or in other applicable guidance. If necessary to avoid the imposition of the parachute tax, Total Payments shall be reduced or eliminated as specified by the Executive in writing delivered to the Bank within ten business days of the Executive’s receipt of notice that such reduction will be necessary or, if the Executive fails to so notify the Bank, then as the Bank shall reasonably determine, so that there will be no excess parachute payment.

3.	Covenants.

(a)           General Non-Competition Provisions. During the one-year period after the termination of the Executive’s employment (such one-year period referred to hereafter as the “Restricted Period”), the Executive agrees not to provide Restricted Services that directly or indirectly benefit any Competitor’s business activities within a 30-mile radius of any of the Bank’s business locations where the Executive has an office. “Restricted Services” means services substantially similar to the type performed by the Executive for the Bank during the 24-month period preceding the end of the Executive’s employment with the Bank. A “Competitor” means an entity in the financial services business which is engaged in providing commercial banking or wealth management products or services. For all purposes of this Section 3, the “Company” means the Bank, Baylake Corp. and any subsidiaries of either the Bank or Baylake Corp.

(b)           Nonsolicitation of Customers. During the Restricted Period, the Executive may not, directly or indirectly, attempt to sell to any Restricted Customer, any goods, products or services of the type or substantially similar to the type sold by the Company. The term Restricted Customer means any individual or entity (i) for whom/which the Company provides goods, products or services and (ii) with whom/which the Executive had direct contact on behalf of the Company, or about whom/which the Executive acquired non-public information in connection with his/her employment by the Company, during the 24 month period preceding the end of the Executive’s employment with the Company. The term “direct contact” as used in this paragraph means focused intentional contact by the Executive to either maintain or enhance the Company’s business relationship with such individual or entity, whether such contact was in person, by phone or in writing.

(c)           Nonsolicitation of Employees. During the Restricted Period, the Executive may not directly or indirectly encourage any employee of the Company to terminate his/her employment with the Company or solicit such an individual for employment in a manner which would end or diminish that employee’s services to the Company.

(d)           Confidential Information. During the Executive’s employment with the Bank and the Restricted Period, the Executive may not directly or indirectly use, possess or disclose any Confidential Information except in the interest and for the benefit of the Company. For purposes of this paragraph, the term “Confidential Information” means all information of, about or related to the Company or provided to the Company by its customers that is not known generally to the public or the Company’s competitors. Confidential Information includes but is not limited to: (i)  product specifications, information about products under development, business plans, financial information, customer lists, information about transactions with customers, sales and marketing strategies and plans, acquisition strategies and plans, pricing strategies and plans, information relating to sources and costs of services, personnel information and business records; and (ii) information which is marked or otherwise designated as confidential or proprietary by the Company; provided, however, that Confidential Information shall not include any information which (w) can be demonstrated by the Executive to have been known by him/her prior to his/her employment by the Bank; (x) is or becomes generally available to the public through no act or omission of the Executive; (y) is obtained by the Executive in good faith from a third party who discloses such information to the Executive on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (z) is independently developed by the Executive outside the scope of his/her employment without use of Confidential Information or Trade Secrets of the Company. If the Executive is requested or becomes legally required or compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or is required by a governmental body to make any disclosure that is prohibited or otherwise constrained by this Agreement, the Executive will provide the Bank with prompt written notice of such request so that it may seek an appropriate protective order or other appropriate remedy. Subject to the foregoing, the Executive may furnish that portion (and only that portion) of the Confidential Information that the Executive is legally compelled or is otherwise required to disclose.

(e)           Trade Secrets. Executive hereby covenants and agrees that Executive shall not, directly or indirectly, use, possess or disclose any Trade Secret. “Trade Secret” has that meaning set forth under applicable law. The term includes, but is not limited to, all computer source code, provided, however, that Trade Secrets shall not include any information which (w) can be demonstrated by the Executive to have been known by him/her prior to his/her employment by the Bank; (x) is or becomes generally available to the public through no act or omission of the Executive; (y) is obtained by the Executive in good faith from a third party who discloses such information to the Executive on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (z) is independently developed by the Executive outside the scope of his/her employment without use of Confidential Information or Trade Secrets of the Company. If the Executive is requested or becomes legally required or compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or is required by a governmental body to make any disclosure that is prohibited or otherwise constrained by this Agreement, the Executive will provide the Company with prompt written notice of such request so that it may seek an appropriate protective order or other appropriate remedy. Subject to the foregoing, the Executive may furnish that portion (and only that portion) of the Trade Secret that the Executive is legally compelled or is otherwise required to disclose.

(f)           Consequences of Failure to Abide By Covenants. The Executive acknowledges that irreparable and incalculable injury will result to the Company, its business or properties, in the event of a breach by the Executive of any of the restrictions set forth in this Section 3. The Executive therefore agrees that, in the event of any such actual, impending or threatened breach, the Company will be entitled, in addition to any other remedies, to temporary and permanent injunctive relief (without the necessity of posting a bond or other security) restraining the violation or further violation of such restrictions by the Executive. In addition, the Company shall be entitled to stop all payments, including the payment of a portion of the Executive’s COBRA insurance premiums, to which the Executive is otherwise entitled under Section 1 hereof. The election of any one or more remedies by the Company shall not constitute a waiver of the right to pursue other available remedies. The Executive further acknowledge that: (a) the Executive will be able to earn a livelihood without violating the foregoing restrictions, (b) the covenants and restrictions set forth in this Section 3 are necessary to protect the legitimate business interests of the Company and (c) the Executive’s compliance with the terms of Section 3 are material terms.

4.                     Return of Property. All memoranda, notes, records, other documents, customer lists, software, computer files, and equipment, and all copies thereof, relating to the operations or business of the Company, some of which may be prepared by the Executive, and all objects associated therewith in any way obtained by the Executive in connection with the performance of Executive’s duties for the Company, shall be the exclusive property of the Company. The Executive shall not copy or duplicate any of the aforementioned, nor use any information concerning them other than in accordance with the performance of the Executive’s duties for the Company. The Executive will, no later than ten days after the termination of the Executive’s employment (or earlier, at the Company’s written request), (a) deliver the original and all copies of all of the aforementioned that may be in the Executive’s possession to the Bank and (b) delete any such information on the Executive’s home or laptop computer.

5.	Miscellaneous Provisions.

(a)        Successors of the Bank. If the Bank sells, assigns or transfers all or substantially all of its business and assets to any entity other than an entity more than 50% of the voting securities of which are owned by the Parent (any such event, a “Sale of Business”), then the Bank shall assign all of its right, title and interest in this Agreement as of the date of such event to such entity, and the Bank shall cause such entity, by written agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Agreement upon the Bank. In case of (i) such assignment by the Bank and of assumption and agreement by such entity or (ii) if the Bank merges into or consolidates or otherwise combines (where the Bank does not survive such combination) with any Person, as used in this Agreement, “Bank” shall thereafter mean such entity which executes and delivers the agreement provided for in this Section 5(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, and this Agreement shall inure to the benefit of, and be enforceable by, such entity.

(b)        Executive’s Heirs, etc. The Executive may not assign the Executive’s rights or delegate the Executive’s duties or obligations hereunder without the written consent of the Bank. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to the Executive hereunder as if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s surviving spouse or, if there be no surviving spouse, to the Executive’s Estate.

(c)        Notices. Any notice or communication required or permitted under the terms of this Agreement shall be in writing and shall be delivered personally, or sent by certified mail, return receipt requested, postage prepaid, or sent by nationally recognized overnight carrier, postage prepaid, or sent by facsimile transmission to the Bank at the Bank’s principal office in Sturgeon Bay, Wisconsin or to the Executive at the address and facsimile number, if any, appearing on the books and records of the Bank. Such notice or communication shall be deemed given (a) when delivered if personally delivered; (b) five (5) mailing days after having been placed in the mail, if the return receipt is received back by the Bank (c) the business day after having been placed with a nationally recognized overnight carrier, if evidence of delivery is obtained, and (d) the business day after transmittal when transmitted with electronic confirmation of receipt, if transmitted by facsimile. Any party may change the address or facsimile number to which notices or communications are to be sent to it by giving notice of such change in the manner herein provided for giving notice. Until changed by notice, the following shall be the address and facsimile number to which notices shall be sent:

If to the Bank, to:	Baylake Bank Attn: Human Resources 217 N. 4th Avenue Sturgeon Bay, WI 54235 (Fax) 920-746-6989

If to the Executive, to:	______________________ [Address]

(d)        Amendment or Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer as may be specifically designated by the Board of Directors of the Bank (which shall not include the Executive). No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

(e)        Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

(g)        Survival of the Executive’s Obligations. The Executive’s obligations under this Agreement shall survive if Executive receives the cash compensation set forth in Section 1 hereof.

(h)        Governing Law. This Agreement and any action or proceeding related to it shall be governed by and construed under the laws of the State of Wisconsin, without regard to their conflict of laws provisions.

(i)        Withholding, etc. The Bank shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal and state income and employment taxes which it is from time to time required to withhold. Any amounts payable hereunder shall not count as compensation for purposes of any qualified or nonqualified retirement benefit plan of the Bank or the Parent.

(j)         Not an Employment Contract. This agreement is not a contract for employment. It does not give the Executive any right to continue as an employee of the Bank and does not prevent the Bank from terminating the Executive’s employment with the Bank at any time whatsoever.

IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have signed this Agreement.

Baylake Bank

By:
[Name of Executive]
Title:

EXHIBIT A

Definitions

1.                  “Cause” means a termination evidenced by a resolution adopted in good faith by a majority of the members of the Board of Directors of the Bank (excluding the Executive if he then serves on the Board) that the Executive has (i) committed any act of fraud, embezzlement or theft in connection with the Executive’s duties or in the course of employment with the Bank and/or its parent or subsidiaries; (ii) willfully and continually failed to perform substantially the Executive’s duties with the Bank and/or its parent or subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness or injury, regardless of whether such illness or injury is job-related) for an appropriate period, which shall not be less than 30 days, after the Chief Executive Officer of the Bank (or, if the Executive is then Chief Executive Officer, the Board) has delivered a written demand for performance to the Executive that specifically identifies the manner in which the Chief Executive Officer (or the Board, as the case may be) believes the Executive has not substantially performed the Executive’s duties; (iii) willfully engaged in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Bank; (iv) willfully and wrongfully disclosed any Trade Secret or other Confidential Information of the Bank and/or any of its parent or subsidiaries, as defined in Sections 3(e) and 3(d), respectively, of the Agreement or otherwise violates any of the provisions of Section 3 thereof. For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Bank.

2.	“Change of Control” shall mean any of the following:

(a) The acquisition by any individual, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (A) the then outstanding shares of common stock of the Parent (the “Outstanding Parent Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Parent entitled to vote generally in the election of directors (the “Outstanding Parent Voting Securities”); provided, however, that the following acquisitions of common stock shall not constitute a Change of Control: (A) any acquisition directly from the Parent (excluding an acquisition by virtue of the exercise of a conversion privilege or by one person or a group of persons acting in concert), (B) any acquisition by the Parent, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any corporation controlled by the Parent or (D) any acquisition by any corporation pursuant to a reorganization, merger, statutory share exchange or consolidation which would not be a Change of Control under paragraph (iii) of this Section 2; or

(ii) Individuals who, as of the date hereof, constitute the Board of Directors of the Parent (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Parent’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened “election contest” or other actual or threatened “solicitation” (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) of proxies or consents by or on behalf of a person other than the Incumbent Board; or

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation, unless, following such reorganization, merger, statutory share exchange or consolidation, (A) more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities immediately prior to such reorganization, merger, statutory share exchange or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, statutory share exchange or consolidation, (B) no person (excluding the Parent, any employee benefit plan (or related trust) of the Parent or such corporation resulting from such reorganization, merger, statutory share exchange or consolidation and any person beneficially owning, immediately prior to such reorganization, merger, statutory share exchange or consolidation, directly or indirectly, more than 50% of the Outstanding Parent Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation or the combined voting power of the then outstanding voting securities of such corporation, entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(iv) Consummation of (A) a complete liquidation or dissolution of the Parent or (B) the sale or other disposition of all or substantially all of the assets of the Parent, other than to a corporation, with respect to which following such sale or other disposition, (1) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities, as the case may be, (2) no person (excluding the Parent and any employee benefit plan (or related trust) of the Parent or such corporation and any person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, more than 50% of the Outstanding Parent Common Stock or Outstanding Parent Voting Securities, as the case may be) beneficially owns, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Parent.

3.                  Good Reason. The Executive may terminate his employment for Good Reason by (a) giving written notice to the Bank of the existence of one or more of the events or conditions described below, no later than 90 days following their initial existence, but only if (b)  the Bank has not remedied the events or conditions giving rise to the Executive’s notice within 30 days thereafter. For purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the events or conditions described in subsections (i) through (iv), below:

(i) A material reduction in the Executive’s authority, duties or responsibilities without the Executive’s express written consent;

(ii) A reduction in the Executive’s base salary;

(iii) Any action or inaction by the Bank that constitutes a material breach of the provisions of the Agreement;

(iv) The Bank requiring the Executive to be based anywhere other than Sturgeon Bay, Wisconsin or Green Bay, Wisconsin except for required travel on the Bank’s business to an extent substantially consistent with the Executive’s present business travel obligations without the Executive’s express written consent.

4.                  Termination of Employment. For all purposes of the Agreement, the determination of whether Executive’s employment has terminated will be made in accordance with Treas. Reg. §1.409A-1(h)(1)(ii), as the same may be amended from time to time, promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).